Exhibit 107

Calculation of Filing Fee Tables (1)

Form 424(b)(2)

(Form Type)

NextEra Energy Capital Holdings, Inc.

NextEra Energy, Inc. (2)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered (3)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities

Fees to Be Paid	Debt	NextEra Energy Capital Holdings, Inc. 4.85% Debentures, Series due April 30, 2031	Rule 457(r)	$736,811,081.64	99.75%	$734,969,053.93	0.00014760	$108,481.43

	Other	NextEra Energy, Inc. Guarantee of 4.85% Debentures, Series due April 30, 2031	Rule 457(n) (2)	—	—	—		— (2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$734,969,053.93		$108,481.43

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$108,481.43

(1)

These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement Nos. 333-254632 and 333-254632-02. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)

NextEra Energy, Inc. has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the 4.85% Debentures, Series due April 30, 2031 (the “Debentures”). The value attributable to the NextEra Energy, Inc. guarantees, if any, are reflected in the offering price of the Debentures. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the NextEra Energy, Inc. guarantees is payable.

(3)

C$1,000,000,000 aggregate principal amount of the Debentures. The amount to be registered and the proposed maximum aggregate offering price for the Debentures is based on the U.S. dollar/Canadian dollar exchange rate of $1.00 = C$1.3572, as announced by the Bank of Canada on March 4, 2024.